Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-251301, 333-221441 and 333-222448) of Eneti Inc. of our report dated March 23, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting of Scorpio Tankers Inc., which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Audit
Neuilly-sur-Seine, France

April 15, 2022